U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN STAR ALTERNATIVE ENERGY, INC. (Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	88-04292010 (I.R.S. Employer ID No.)

1660 Hotel Circle North, Suite 207, San Diego, California 92108 (Address of Principal Executive Offices) (Zip Code)

2010 Employee and Compensation Fund and Plan (Full title of the Plans)

Jesse M. De Castro, Chief Financial Officer, 1660 Hotel Circle North, Suite 207, San Diego, California 92108 (Name and address of agent for service)

(866) 955-4723 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	6,370,000	$0.072 (1)	$458,640 (1)	$36.80 (1)
TOTAL	6,370,000			$36.80

(1)

Calculated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, as permitted by Rule 457(b)(1) of the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Company's common shares as reported on the Pink Sheets market for the week ending March 26, 2010.

Part I Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.
See Item 2 below.

Item 2.	Registrant Information and Employee Plan Annual Information.

               The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933. The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

               The documents containing the information specified in this Part I will be sent or given to persons who receive stock compensation for services as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, take together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

Part II Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

               The documents listed in (a) and (b) below have been filed by the Registrant, Green Star Alternative Energy, Inc., a Nevada corporation (the "Company' or "Registrant"), with the Securities and Exchange Commission (the "Commission") and are incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)

Quarterly Report on Form 10-Q for the period through and including June 30, 2009, Quarterly Report on Form 10-Q for the period through and including September 30, 2009, Annual Report on Form 10-K for the periods through and including December 31, 2009 being all such reports required. The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

	(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registration's Form 10-K for the period ended December 31, 2009.
(c)

The description of the Company's Common Stock contained in the Company's Form 10, filed with the Commission on April 15, 2009 (File No. 000-53627) including Amendment No. 1 to Form 10, filed with the Commission on January 25, 2010.

The above referenced reports, which were previously filed with the Commission, are incorporated herein by reference.

Item 4.	Description of Securities.
Not applicable

Item 5.	Interest of Named Experts and Counsel.
None

Item 6.	Indemnification of Directors and Officers.
Section 78.7502 of the Nevada Revised Statutes provides:
Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.
1.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Item 7.	Exemption from Registration Claimed.
Not applicable

Item 8.	Exhibits.
The following Exhibits are attached, as follows:
	No.	Description of Exhibit
	5.1	Opinion of William M. Aul
	23.1	Consent of Independent Registered Public Accounting Firm
	23.2	Consent of William M. Aul
	99.1	2010 Employee and Consultant's Fund and Plan

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim, for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in San Diego, California, on the 26th day of March 2010.

GREEN STAR ALTERNATIVE ENERGY, INC.

By:		/s/ Peter Gilcud Peter Gilcud President & Chairman of the Board of Directors

By:		/s/ Jesse M. De Castro Jesse M. De Castro, Secretary, Chief Financial Officer, & Director

EXHIBIT INDEX

	Exhibit Number	Exhibit Description
	4.1	2010 Employee and Consultant's Compensation Fund and Plan
	5.1	Opinion of William M. Aul
	23.1	Consent of Change G. Park, C.P.A., Ph.D.
	23.2	Consent of William M. Aul